WESTERFED FINANCIAL CORPORATION ANNOUNCES

RECORD THIRD QUARTER EARNINGS

Missoula, Montana -- October 19, 2000 -- WesterFed Financial Corporation (the "Company") (NASDAQ - WSTR), the holding company for Western Security Bank (the "Bank"), announced earnings for the quarter ended September 30, 2000 of $2.6 million, or $0.64 per share diluted (cash earnings of $0.72 per share), as compared to $2.0 million, or $0.44 per share (cash earnings of $0.52 per share) for the same period last year. Earnings for the nine-month period ended September 30, 2000 were $6.5 million, or $1.59 per share diluted (cash earnings of $1.83 per share), as compared to $5.3 million, or $1.18 per share diluted (cash earnings of $1.43 per share), for the same period last year. Included in earnings for the current quarter and year to date is a fee of $870,000 related to the prepayment of a large commercial real estate loan. Earnings per share diluted without this fee for the quarter and nine-month period ended September 30, 2000 would be a record $0.50 and $1.45 respectively, which are increases of 13.6% and 22.9%, respectively, over the same periods last year. Cash earnings, which represent the amount by which tangible equity changes each period due to operating results, include reported earnings plus the non-cash charges for goodwill amortization and amortization relating to core deposit intangible and certain employee stock plans and related tax benefit.

WesterFed President and Chief Executive Officer Ralph Holliday stated, "On September 20, 2000, it was jointly announced that WesterFed Financial Corporation had signed a definitive agreement to be acquired by Glacier Bancorp, Inc. of Kalispell, Montana. The new larger Glacier franchise will provide our organization with the ability to provide more banking products and services to our customers, as well as accelerating our transition to a commercial lending organization. The continued improvement of our earnings and performance ratios for this quarter and for the current year reflects that WesterFed is well positioned to contribute to the success of our new partnership with Glacier."

Holliday further stated, "We have continued to improve on the Company's efficiency ratio, (the ratio of non-interest expense to net interest income and non-interest income), which was 61.09% for the nine-month period ended September 30, 2000 as compared to 67.73% for the same period last year, a 9.8% reduction. The efficiency ratio without intangibles amortization decreased to 58.01% for the nine-month period ended September 30, 2000 as compared to 64.33% for the same period last year, also a 9.8% reduction. Asset quality remains good with a ratio of non-performing assets to total assets of 0.32% at September 30, 2000 as compared to 0.41% last year. We have also charged income $450,000 this quarter and $1.3 million year to date for additional loan loss provisions. Loan loss reserves to total loans are now 0.99% as compared to 0.83% at December 31, 1999. Allowance for loan losses to non-performing assets are 205.8% at September 30, 2000 as compared to 128.8% at September 30, 1999. In addition, because of our stock repurchase programs and earnings, our return on equity has increased 28.6% to 11.33% for the quarter ended September 30, 2000 as compared to 8.81% for the same period last year."

Total assets decreased $68.0 million to $933.0 million at September 30, 2000 as compared to $1.001 billion at December 31, 1999. Loans receivable and loans available-for-sale increased $1.2 million, other non-earning assets decreased $9.0 million and investment securities, Federal Home Loan Bank stock and all other interest earning assets decreased $60.0 million. The $1.2 million increase in loans receivable and loans available-for-sale is primarily the result of increases in commercial and agriculture loans of $19.3 million, other consumer related loans of $11.1 million and construction loans of $15.6 million, partially offset by decreases in residential loans of $23.7 million and $18.4 million in dealer finance loans. The $60.0 million decrease in investment securities was primarily the result of the sale of $47.6 million of investment securities available-for-sale to pay down Federal Home Loan Bank advances that were used to fund the sale of bank branches during the year. Total

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deposits decreased $55.5 million, primarily as a result of the sale of $50.5 million of deposits related to that sale of branches. Borrowed funds and repurchase agreements decreased $22.3 million as funds received from the reduction in assets discussed above were used to pay down borrowings. Stockholders' equity increased $2.5 million to $92.0 million, due primarily to earnings of $6.5 million, the issuance of 81,902 new common shares related to the exercise of stock options with a recorded value of $884,000, and a $1.4 million change in net unrealized losses associated with securities classified as available-for-sale. These increases to stockholders' equity were partially offset by the repurchase of 319,500 shares of common stock at a total cost of $4.6 million and dividends declared totaling $2.0 million.

Net income increased $559,000, or 27.8%, to $2.6 million for the quarter ended September 30, 2000 from $2.0 million for the same period last year. Net interest income before provision for loan losses for the quarter ended September 30, 2000 decreased $522,000 to $7.6 million as compared to $8.1 million over the same period last year. Interest expense increased $428,000 while interest income decreased $94,000 for the quarter ended September 30, 2000 as compared to the same period last year. The provision for loan losses was $450,000 for the quarter. These provisions were required to bring the allowance for loan losses to a level which is considered adequate to absorb losses inherent in the loan portfolio, especially related to charge-offs incurred with dealer finance loans and other consumer related loans. Total non-interest income increased $758,000 to $2.9 million during the quarter ended September 30, 2000 from $2.1 million during the same period last year. Loan origination income decreased $108,000 while service fees increased $882,000 for the quarter ended September 30, 2000 as compared to the same period last year. The $882,000 includes a fee of $870,000 related to the early payment of a large commercial real estate loan. Non-interest expenses decreased $649,000, or 10.0%, to $5.8 million for the quarter ended September 30, 2000, down from $6.5 million for the same period last year.

Net income increased $1.2 million, or 20.8%, to $6.5 million for the nine-month period ended September 30, 2000 as compared to $5.3 million for the same period last year. The $1.2 million increase in net income was comprised primarily of an increase in non-interest income of $1.1 million and a $2.0 million decrease in non-interest expense, partially offset by a $115,000 increase in provision for loan losses and a decrease in net interest income of $1.0 million. The interest rate spread was 3.10% at September 30, 2000 as compared to 3.10% at December 31, 1999 and 3.17% at September 30, 1999.

Interest income increased $835,000 to $53.1 million for the nine-month period ended September 30, 2000 from $52.3 million for the same period last year. This increase was primarily the result of an increase in the average yield on interest-earning assets to 7.82% during nine -month period ended September 30, 2000 from 7.53% during the same period last year.

Interest expense increased $1.8 million to $30.3 million for the nine-month period ended September 30, 2000 from $28.5 million for the same period last year. This increase in interest expense was primarily the result of an increase in the average rate paid on interest-bearing liabilities to 4.70% during nine-month period ended September 30, 2000 from 4.30% during the same period last year.

The provision for loan losses increased $115,000 to $1.3 million for the nine-month period ended September 30, 2000 from $1.2 million for the same period last year. The increased provision is primarily related to dealer finance and other consumer loans. At September 30, 2000, the Company had $3.0 million of non-performing assets (representing 0.32% of total assets) compared to $3.1 million at December 31, 1999 (representing 0.31% of total assets) and $2.9 million at June 30, 2000 (representing 0.31% of total assets). The 0.32% is less than the national composite for thrifts of 0.58% at June 30, 2000, which is the latest available information reported by the Office of Thrift Supervision. At September 30, 2000, the Company had a ratio of allowance for loan losses to non-performing assets of 205.8% as compared to 165.4% at December 31, 1999 and 196.9% at June 30,

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2000. Management's evaluation of the adequacy of its loan loss reserves, the quality of the loan portfolio and economic conditions in Montana resulted in the $1.3 million provision for loan losses. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the performance and composition of the Company's loan portfolio, the economy, inflation, changes in real estate values and interest rates and the view of the regulatory authorities toward adequate reserve levels.

Non-interest income increased $1.2 million to $7.7 million during the nine-month period ended September 30, 2000 from $6.5 million during the same period last year. The $1.2 million increase resulted primarily from the $1.9 million gain on sale of branches and a $1.3 million increase in service fees, partially offset by a $760,000 decrease in loan origination income and a $1.1 million loss on the sale of investment securities available-for-sale. The increasing interest rate environment that existed during the nine-month period ended September 30, 2000 as compared to the lower interest rate environment during the same period last year resulted in reduced loan refinance activity. Loans sold decreased to $37.2 million during the nine-month period ended September 30, 2000 as compared to $61.5 million during the same period last year. Seasonal fluctuations in loan volume and a decline in loan volume due to increased interest rates could continue to adversely affect origination fees and gains on sale of loans available-for- sale.

Non-interest expense decreased $2.0 million, or 9.5%, to $18.6 million during the nine-month period ended September 30, 2000 from $20.6 million during the same period last year. Compensation and employee benefits decreased $1.2 million, equipment expense decreased $347,000 and other operating expenses decreased $491,000. Compensation and employee benefits for the nine-month period ended September 30, 1999 included $575,000 related to the payment of early retirement incentives and other compensation not incurred during the nine-month period ended September 30, 2000.

FORWARD LOOKING STATEMENTS

When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WesterFed Financial Corporation's only subsidiary, Western Security Bank, which is Montana's largest savings bank, operates twenty-seven offices in fourteen Montana communities.

CONTACT:	Ralph K. Holliday, President/Chief Executive Officer or James A. Salisbury, Executive Vice President/Treasurer and Chief Financial Officer, both of WesterFed Financial Corporation (WSTR)
(406) 721-5254

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CONSOLIDATED BALANCE SHEETS
WESTERFED FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except share and per share data)
	September 30, 2000	December 31, 1999
ASSETS
Cash and due from banks	$ 15,289	$ 20,233
Interest-bearing due from banks	1,238	5,910
Cash and cash equivalents	16,527	26,143
Interest-bearing deposits	100	100
Investment securities available-for-sale	145,020	187,488
Investment securities, at amortized cost (estimated fair value of $76,337 at September 30, 2000 and $87,121 at December 31, 1999)	75,980	86,877
Stock in Federal Home Loan Bank of Seattle, at cost	12,852	15,154
Loans available-for-sale	4,183	4,470
Loans receivable, net	617,768	616,281
Interest receivable	7,284	7,492
Premises and equipment, net	25,118	27,477
Core deposit intangible	2,961	3,401
Goodwill	14,264	14,763
Cash surrender value of life insurance policies	8,465	8,164
Other assets	2,487	3,075
Total assets	$ 933,009 ============	$ 1,000,885 ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 602,913	$ 658,404
Repurchase agreements	8,753	7,731
Borrowed funds	203,760	227,078
Advances from borrowers for taxes and insurance	6,200	3,296
Income taxes - current and deferred	1,546	597
Accrued interest payable	8,069	6,476
Accrued expenses and other liabilities	9,777	7,778
Total liabilities	841,018	911,360
Stockholders' Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; none outstanding	--	--
Common stock, $.01 par value, 10,000,000 shares authorized; 4,113,886 shares outstanding at September 30, 2000, and 4,351,404 outstanding at December 31, 1999	57	56
Paid-in capital	71,017	70,040
Common stock acquired by ESOP/RRP	(1,892)	(2,090)
Treasury stock, at cost	(33,537)	(28,974)
Accumulated other comprehensive loss	(1,529)	(2,930)
Retained earnings	57,875	53,423
Total stockholders' equity	91,991	89,525
Total liabilities and stockholders' equity	$ 933,009 ============	$ 1,000,885 ============
Book value per common share outstanding	$ 22.36 ============	$ 20.57 ============
Tangible book value per common share outstanding	$ 18.17 ============	$ 16.40 ============

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CONSOLIDATED STATEMENTS OF INCOME
WESTERFED FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2000	1999	2000	1999
Interest income:
Loans receivable	$ 13,443	$ 12,950	$ 39,268	$ 39,053
Investment securities	4,052	4,609	13,392	12,634
Interest-bearing deposits	29	96	124	340
Other	127	90	346	268
Total interest income	17,651	17,745	53,130	52,295
Interest expense:
NOW and money market demand	1,044	935	3,065	2,641
Savings	483	545	1,508	1,585
Certificates of deposit	5,001	4,634	14,954	14,387
	6,528	6,114	19,527	18,613
Borrowed funds and repurchase agreements	3,551	3,537	10,819	9,852
Total interest expense	10,079	9,651	30,346	28,465
Net interest income	7,572	8,094	22,784	23,830
Provision for loan losses	450	445	1,350	1,235
Net interest income after provision for loan losses	7,122	7,649	21,434	22,595
Non-interest income:
Loan origination income	559	667	1,590	2,350
Service fees	2,231	1,349	4,754	3,428
Net gain (loss) on sale of securities available-for-sale	7	5	(1,068)	94
Net gain on sale of branches	--	--	1,878	--
Other	78	96	514	663
Total non-interest income	2,875	2,117	7,668	6,535
Non-interest expenses:
Compensation and employee benefits	2,838	3,137	9,046	10,240
Net occupancy and expense of premises	396	399	1,437	1,223
Equipment and furnishings	373	500	1,372	1,719
Data processing	399	407	1,256	1,219
Deposit insurance premium	31	84	98	256
Intangibles amortization	306	337	939	1,035
Marketing and advertising	140	181	497	425
Other	1,338	1,425	3,958	4,449
Total non-interest expense	5,821	6,470	18,603	20,566
Income before income taxes	4,176	3,296	10,499	8,564
Income taxes	1,609	1,288	4,038	3,216
Net income	$ 2,567 ========	$ 2,008 ========	$ 6,461 ========	$ 5,348 ========
Net income per common share:
Basic	$ 0.66 ========	$ 0.46 ========	$ 1.63 ========	$ 1.23 ========
Diluted	$ 0.64 ========	$ 0.44 ========	$ 1.59 ========	$ 1.18 ========
Dividends per share	$ 0.175 ========	$ 0.155 ========	$ 0.510 ========	$ 0.500 ========
Dividend payout ratio -- basic	26.52% ========	33.70% ========	31.29% ========	40.65% ========
Average common and common equivalent shares outstanding:
Basic	3,899,295 ========	4,354,871 ========	3,959,062 ========	4,333,729 ========
Diluted	4,024,907 ========	4,516,508 ========	4,074,629 ========	4,517,888 ========

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WESTERFED FINANCIAL CORPORATION

Selected Financial Ratios and Other Data:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2000	1999	2000	1999
Performance Ratios:
Return on assets (ratio of net income to average total assets) (1)	1.09%	0.79%	0.89%	0.72%
Return on equity (ratio of net income to average equity) (1)	11.33	8.81	9.71	7.79

Interest rate spread information:
Average during period	3.16	3.26	3.12	3.23
End of period	3.10	3.17	3.10	3.17
Net interest margin (1) (4)	3.45	3.45	3.35	3.43
Ratio of non-interest expense to average total assets (1)	2.48	2.56	2.55	2.75
Efficiency ratio (2)	55.72	63.36	61.09	67.73
Efficiency ratio without intangibles (3)	52.78	60.06	58.01	64.33

Asset Quality Ratios:
Non-performing assets to total assets, at end of period	0.32	0.41	0.32	0.41
Total allowance for loan losses to total non-performing assets (5)	205.79	128.80	205.79	128.80
Capital Ratios:
Stockholders' equity to total assets, at end of period	9.86	8.92	9.86	8.92
Tangible stockholders' equity to tangible assets, at end of period	8.16	7.22	8.16	7.22
Ratio of average interest-earning assets to average interest-bearing liabilities	106.32	104.50	105.23	104.80

(1) Annualized
(2) Ratio of non-interest expense to net interest income and non-interest income
(3) Ratio of non-interest expense without intangibles to net interest income and non-interest income
(4) Net interest income divided by average interest-earning assets
(5) Includes non-performing and foreclosed assets

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WESTERFED FINANCIAL CORPORATION

	Three Months Ended						Nine Months Ended
	SEPTEMBER 30, 2000			SEPTEMBER 30, 1999			SEPTEMBER 30, 2000			SEPTEMBER 30, 1999
	Average Outstanding Balance (1)	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance (1)	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance (1)	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance (1)	Interest Earned/ Paid	Yield/ Rate
	(Dollars in Thousands)						(Dollars in Thousands)
INTEREST EARNING ASSETS:
Loans receivable (2) (3)	$631,114	$13,443	8.52%	$632,271	$12,950	8.19%	$626,442	$39,268	8.36%	$635,260	$39,053	8.20%
Investment securities	236,518	4,052	6.85%	291,757	4,609	6.32%	268,363	13,392	6.65%	273,948	12,634	6.15%
Other interest-earning assets (4)	1,689	29	6.87%	7,229	96	5.31%	2,563	124	6.45%	9,252	340	4.90%
Cash surrender value of life insurance	8,433	127	6.02%	7,530	90	4.78%	8,321	346	5.54%	7,107	268	5.03%
Total Interest-Earning Assets	$877,754 ======	$17,651 ======	8.04% =====	$938,787 ======	$17,745 ======	7.56% =====	$905,689 ======	$53,130 ======	7.82% =====	$925,567 ======	$52,295 ======	7.53% =====
INTEREST-BEARING LIABILITIES:
Certificates of deposits	$335,258	$5,001	5.97%	$360,496	$4,634	5.14%	$351,861	$14,954	5.67%	$367,538	$14,387	5.22%
Savings accounts	74,717	483	2.59%	90,300	545	2.41%	79,883	1,508	2.52%	90,095	1,585	2.35%
Demand and NOW accounts	114,841	193	0.67%	116,908	198	0.68%	116.243	585	0.67%	114,044	583	0.68%
Money market accounts	79,106	851	4.30%	75,397	737	3.91%	79,046	2,480	4.18%	71,632	2,058	3.83%
Total deposits	603,922	6,528	4.32%	643,101	6,114	3.80%	627,033	19,527	4.15%	643,309	18,613	3.86%
FHLB advances and other borrowed money	221,684	3,551	6.41%	255,298	3,537	5.54%	233,678	10,819	6.17%	239,869	9,852	5.48%
Total Interest-Bearing Liabilities	$825,606 ======	$10,079 ======	4.88% =====	$898,399 ======	$9,651 ======	4.30% =====	$860,711 ======	$30,346 ======	4.70% =====	$883,178 ======	$28,465 ======	4.30% =====
Net interest income		$7,572 ======			$8,094 ======			$22,784 ======			$23,830 ======
Net interest rate spread			3.16% =====			3.26% =====			3.12% =====			3.23% =====
Net interest earning assets	$ 52,148 ======			$ 40,388 ======			$ 44,978 ======			$ 42,389 ======
Net interest margin (5)			3.45% =====			3.45% =====			3.35% =====			3.43% =====
Average interest-earning assets to average interest- bearing liabilities		106.32% ======			104.50% ======			105.23% ======			104.80% ======

(1)    Based on average monthly balances.
 (2)    Calculated net of deferred loan fees, loan discounts and loans in process.
 (3)    Includes loans held for sale.
 (4)    Includes primarily short-term liquid assets.
 (5)    Net interest income divided by average interest-earning assets.

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WESTERFED FINANCIAL CORPORATION
Non-Performing Assets

	September 30, 2000	December 31, 1999
	(In Thousands)
Non-accruing loans:
Real Estate:
One- to four-family	$ 918	$ 549
Multi-family	--	--
Nonresidential property (except land)	47	348
Land	--	--
Construction	110	324
Agriculture (non-real estate)	1,143	1,113
Commercial (non-real estate)	39	51
Consumer	494	508
Total	2,751	2,893

Accruing loans delinquent 90 days or more:
Real Estate:	--	40
One- to four-family	--	--
Multi-family	--	--
Nonresidential property (except land)	--	--
Construction	--	--
Agriculture (non-real estate)	--	--
Commercial (non-real estate)	2	20
Total	2	60

Foreclosed assets:
Real Estate:
One- to four-family	220	94
Multi-family	--	--
Commercial	--	--
Land	--	26
Construction	--	--
Consumer	52	48
Total	272	168
Total non-performing assets	$ 3,025 ======	$ 3,121 ======

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WESTERFED FINANCIAL CORPORATION
Allowance for Loan Losses

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2000	1999	2000	1999
	(In Thousands)		(In Thousands)
Balance at beginning of period	$5,780	$5,080	$5,161	$4,846

Charge-Offs:
Real Estate:
One- to four-family	--	(4)	--	(51)
Commercial	--	--	--	--
Other:
Commercial	--	(45)	(10)	(46)
Consumer	(103)	(212)	(583)	(776)
Total charge-offs	(103)	(261)	(593)	(873)

Recoveries:
Real Estate:
One- to four-family	--	--	--	--
Commercial	--	--	--	--
Other:
Commercial	5	--	13	6
Consumer	93	36	294	86
Total recoveries	98	36	307	92
Net charge-offs	(5)	(225)	(286)	(781)
Provisions charged to operations	450	445	1,350	1,235
Balance at end of period	$6,225 ========	$5,300 ========	$6,225 ========	$5,300 ========

Ratio of net charge-offs during the period to average loans outstanding during the period	0.00% ========	0.04% ========	0.05% ========	0.12% ========

Ratio of net charge-offs during the period to average non-performing assets during the period	0.12% ========	3.68% ========	9.94% ========	19.14% ========

Ratio of allowance for loan losses to net loans before allowance	0.99% ========	0.83% ========	0.99% ========	0.83% ========